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                               PURCHASE AGREEMENT

                  The Glenmede Fund, Inc., a Maryland corporation (the "Company") and The Glenmede Trust Company ("Glenmede Trust"), a Pennsylvania trust company, hereby agree with each other as follows:

                  1. The Company hereby offers Glenmede Trust and Glenmede Trust hereby purchases one share (the "Share") of the Company's Global Equity Portfolio for $10 per share. The Company hereby acknowledges receipt from Glenmede Trust of funds in the total amount of $10 in full payment for such Share.

                  2. Glenmede Trust represents and warrants to the Company that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

                  IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the __th day of June, 1997.


                                            THE GLENMEDE FUND, INC.
ATTEST:



________________________________            By:_________________________________
its: Executive Vice President                  its:  President

                                            THE GLENMEDE TRUST COMPANY
ATTEST:



________________________________            By:_________________________________
its:  Assistant Vice President                 its:  Vice President